Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in Registration Statements (No. 333-261110, 333-237698, 333-209807, 333-173143) on Form S-8 of FIEE, Inc. f/k/a Minim, Inc. of our report, which includes an explanatory paragraph related to Minim, Inc.’s ability to continue as a going concern, dated April 9, 2025, on our audits of the consolidated financial statements of FIEE, Inc. f/k/a Minim, Inc. as of December 31, 2024 and for the year then ended, included in this Annual Report on Form 10-K of FIEE, Inc. f/k/a Minim, Inc. for the year ended December 31, 2024.

/s/ Beckles & Co.

West Palm Beach, Florida

April 9, 2025